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                                                                EXHIBIT 10.(XXX)

       Term Sheet for Royal Gold / Nevada Manhattan Mining Agreement and
                               Option to Purchase

                                November 25, 1997

1. Royal Gold will be granted an exclusive exploration and development option, and an option to purchase all of Nevada Manhattan's properties and / or interests in the Manhattan district (excluding at this time, the underground development project known as "White Caps" - we would have to define White Caps in terms of side lines and depth, etc.).

2. The term of the agreement shall be three years, renewable for successive terms of three years, provided that Royal Gold is continuing to perform exploration work. The agreement shall also be extendable indefinitely, to the extent that Royal Gold (or its successors or assigns) is achieving production in commercial quantities, or is engaged in reclamation. Agreement term is not to exceed, however, 99 years.

3. As to the underground development project known as White Caps, Nevada Manhattan shall undertake that, throughout the term of the Agreement, it shall extend to Royal Gold a first right of refusal to acquire all of Nevada Manhattan's interest in White Caps on terms acceptable to Nevada Manhattan.

4. Royal Gold will commit to a work expenditure requirement of $100,000 per year, excess expenditures in any one year shall be applied against the work expenditure requirement in succeeding year(s).

5. Royal Gold will pay all unpatented mining claim maintenance payments, and will pay all property taxes on the patented mining claims, and all ad valorem taxes on any improvements thereon. Each of the parties will pay their separate shares of any net proceeds of mines taxes, or any severance taxes.

6. As to its production from any part of the property, Royal Gold (or its successors and assigns) will pay to Nevada Manhattan a net smelter returns royalty that shall be calculated at 4% NSR if the property is otherwise unburdened by royalty; if the property is already burdened by royalty interest(s) held by others, then the royalty payable to Nevada Manhattan shall be 4% NSR less one-half of the underlying burden. (That is, if some portion of the property is already burdened by a 3% NSR, the royalty payable to Nevada Manhattan on such portion of the property shall be 2.5% NSR (4% - 1.5%); Nevada Manhattan shall also bear one-half of the burden of any federal royalty that may be hereafter imposed upon production from the leased property.)

7. The option to purchase all of Nevada Manhattan's interest in the property subject to the Agreement may be exercised at any time during the term of the Agreement upon Royal Gold's payment to Nevada Manhattan of the sum of $5 million, less all prior payments to Nevada Manhattan of any production royalties.

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8.   From and after the date of this  Term  Sheet,  the  parties  will  agree to confer regarding the content and timing of all press releases relating to Nevada Manhattan's properties.

9. During the term of the Agreement, either party may assign its interests to any third party, subject to the other party's approval, not unreasonably withhold (that is, subject to a technical competence/financial capacity analysis).

10. Closing of the transaction is subject to customary title and environmental diligence, and documentation in a form satisfactory to both parties. (That is, this Term Sheet is not a binding agreement - except for the provision relating to consensual press releases - only the definitive agreement shall be binding.) Royal Gold would engage Thomas P. Erwin, Esq., to represent Royal Gold's interests, subject to the prior waiver by Nevada Manhattan of any conflict of interest implicated by such representation.

11. Royal Gold is aware of the pendency of Case No. 13982 in the Fifth Judicial District Court of Nevada (Nye County), styled Nevada Manhattan Mining Incorporated v. Harvey, et al.



ROYAL GOLD, INC.

         /s/ Peter B. Babin
BY:      _______________________
         Peter B. Babin, President

NEVADA MANHATTAN MINING, INC.

         /s/ Jeffrey S. Kramer
BY:      _______________________
         Jeffrey S. Kramer, Chief Operating Officer